Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street | San Francisco, CA 94105-2228 | tel 415.983.1000 | fax 415.983.1200

MAILING ADDRESS: P. O. Box 7880 | San Francisco, CA 94120-7880

January 15, 2010

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Headwaters Incorporated, a Delaware corporation (the “Company”), in connection with the proposed offer to exchange (the “Exchange Offer”) up to $328,250,000 aggregate principal amount of 11 3/8% Senior Secured Notes due 2014 (the “Exchange Notes”) of Headwaters Incorporated to be registered under the Securities Act of 1933, as amended (the “Act”) for any and all of the Company’s outstanding 11 3/8% Senior Secured Notes due 2014 (the “Outstanding Notes”). The Exchange Notes are to be issued pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), filed on November 23, 2009 by the Company with the Securities and Exchange Commission under the Act. The Exchange Notes will be issued under an Indenture, dated as of October 27, 2009 (the “Indenture”), between the Company, the guarantors named therein (the “Guarantors”) and Wilmington Trust FSB, as trustee (the “Trustee”), in substantially the form filed as Exhibit 4.1 to the Registration Statement.

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee, (ii) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes have been executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, (iv) the Exchange Notes (together with the guarantees of each of the Guarantors) have been delivered in exchange for the Outstanding Notes (together with the guarantees of each of the Guarantors) in the manner and for the consideration stated in the Registration Statement and the Indenture, (v) the respective guarantees of each Guarantor have been duly authorized, executed and delivered by each such Guarantor and (vi) the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

This opinion is limited to matters governed by the General Corporation Law of the States of Delaware (including the statutory provisions and reported judicial decisions interpreting such law), and the laws of the States of New York and Texas. In so far as the opinions expressed herein relate to or are dependent upon matters governed by the laws of other jurisdictions, with your permission and consent, we have relied, without independent investigation, upon the following: (i) with respect to the laws of the State of Michigan, the opinion of Braun Kendrick Finkbeiner P.L.C., (ii) with respect to the laws of the State of Ohio, the opinion of Wegman, Hessler & Vanderburg, (iii) with respect to the laws of the State of Pennsylvania, the opinion of Duane Morris LLP, (iv) with respect to the laws of the State of South Carolina, the opinion of Rogers, Townsend & Thomas, PC, and (v) with respect to the laws of the State of Utah, Harlan M. Hatfield, Esq., the General Counsel of the Company, in each case, dated the date hereof and being delivered concurrently herewith. With your permission and the permission of counsel listed above, we have assumed such opinions are correct, and in giving the opinion below with respect to the guarantees of the Guarantors, we are relying on the opinions of such counsel and the opinion below is subject to the assumptions and qualifications contained in the opinions of such counsel.

Based on the foregoing, we are of the opinion as follows:

1. The Exchange Notes will be duly authorized and valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits of the Indenture, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

2. The respective guarantees of each of the Guarantors will be duly authorized and valid and legally binding obligations of the Covered Guarantors, enforceable against each in accordance with their terms, and entitled to the benefits of the Indenture, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP